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                                                                    EXHIBIT 99.1

TRANSCRIPT OF FIRST QUARTER 2005 EARNINGS CONFERENCE CALL

CORPORATE PARTICIPANTS

 JIM FOLLO
 Martha Stewart Living Omnimedia - CFO

 SUSAN LYNE
 Martha Stewart Living Omnimedia - CEO

CONFERENCE CALL PARTICIPANTS

 DENNIS MCALPINE
 McAlpine Associates - Analyst

 DOUGLAS ARTHUR
 Morgan Stanley Dean Witter - Analyst

 MICHAEL MELTZ
 Bear Stearns & Co. - Analyst

 GARY MCDANIEL
 Standard & Poors - Analyst

 UNIDENTIFIED PARTICIPANT

 DAVID ROSEN (PH)
 Graham and Dodd Value - Analyst

PRESENTATION

OPERATOR

Good morning and welcome to the Martha Stewart Living Omnimedia first quarter 2005 earnings call and webcast. All participants will be in a listen-only mode until the question-and-answer session of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time. At this time, it is my pleasure introduce Jim Follo, Chief Financial and Administrative Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

Thank you. Good afternoon and thank you, for attending Martha Stewart Living Omnimedia first quarter 2005 earnings teleconference and webcast. Also with me today is Susan Lyne, our President and Chief Executive Officer. Susan will open today with a strategic overview of the Company, and I will conclude with a financial review of the first quarter and discuss the outlook for the second quarter of 2005.

Before turning the call over to Susan, I would like to remind everybody that our discussion today my including forward-looking statements, which can generally be identified by the use of terminology such as "will" and "expect." Our actual results may differ materially from those projected in these statements, and factors that could cause such differences are discussed in our filings with the Securities and Exchange Commission, particularly in management discussion and analysis sections of our periodic filings and in our earnings release issued this morning. An archived version of this teleconference and webcast will be available on the Company's website all the www.marthastewart.com, through May 10, 2005.

And finally, this morning press release reflects the requirements of Regulation G and other rules affecting the use and disclosure of non-GAAP financial measures. During this call, we will discuss the measure operating income or loss before depreciation and amortization. Additional
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information regarding the measure operating income or loss before depreciation and amortization is contained in our press release issued this morning, which is accessible on our website, marthastewart.com, under the heading "Investor Relations."

With that completed, I would now like to turn the call over to Susan Lyne.
Susan?


 SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - CEO

Thank you, Jim. Good afternoon. I want to thank all of you for joining our first quarter earnings conference call and webcast. We have had a very busy few months here and so before we discuss our financials, I would like to address several key announcements and why they are important to our overall strategic business plans. But first thing's first. Since we last talked, our founder, Martha Stewart, has returned to a tremendously warm welcome from our employees, business partners, advertisers, and most importantly, our customers. She has brought fresh ideas, renewed energy, and her unerring eye to all corners of the Company, making my job easier and a whole lot more exciting. The momentum created by her homecoming is helping us grow our business and create value for shareholders.

I have said before that the greatest strength of this Company is its human talent, a resource that allows us to generate a consistent flow of great, creative products. That fact was reinforced this month when our publishing group won two major awards: Martha Stewart Living won the 2005 -- excuse me, Martha Stewart Weddings won the 2005 National Magazine Award for General Excellence, and our Kids Magazine won for overall design. In addition, the Martha Stewart Living Television Show was nominated for three daytime Emmy awards, bringing its lifetime total to 60. The quality of our creative output is as high as it has ever been, and maintaining that edge is a priority. We see real opportunity in new distribution channels and new formats that will make our content more accessible, more useful, more individualized, or more immediate, both to better serve our current customers and to reach out to new ones.

And that brings me to two recent announcements. Last week we final finalized the deal with SIRIUS satellite radio to create the first 24/7 radio channel for women and their families. This new channel will allow women to access our unique and relevant lifestyle programming whenever they choose and wherever their day takes them. It will offer listeners a more personal and immediate interface with Martha Stewart herself, while giving MSO on opportunity to introduce new voices and new talent from our expert ranks. This is a 4-year deal with minimum guarantees of $30 million and a conservative, annual EBITDA projection of $4 to $5 million. We announced the second partnership this morning with Warner Home Video, which will tap our rich and comprehensive television library to create a line of DVDs targeted to women's special interests. We anticipate releasing a minimum of 16 offerings a year beginning in fourth quarter, providing consumers with targeted, in depth, how-to programming for every occasion or home project.

As opportunities multiply, so do the demands on our executives and creative group to execute well and capitalize fully on each and every new venture. To that end, we are strategically adding new talent to augment our highly capable leadership team. In April, we named Sally Preston Senior Vice President and Publisher of Martha Stewart Living magazine. Sally was Associate Publisher of Better Homes and Gardens and O Magazine, and most recently, Vice President and Publisher of Rodale's Organic Style. She has established a solid reputation as a team builder with strong industry relationships that enable her to deliver results, and we are confident that her experience and drive will help accelerate our building momentum at Martha Stewart Living.

Having worked with Cyndi Stivers and followed her success with Time Out New York, I knew that her unique blend of creative and entrepreneurial skills would enhance our ability to grow in new directions. As an Executive Vice President reporting directly to me, she will focus on our new business initiative, including the SIRIUS radio channel. She has an enviable record with start-ups. She knows how to identify and develop talent, build brand, and deliver on consumer expectations. We are very lucky to have lured her to MSO. These events of the last quarter all serve to reinforce key points I discussed on our last call. I talked about the strength of our brand, its underlying values, and the emotional bond it enjoys with our customers. Martha's return and the tremendously warm welcome she has received speaks directly to that brand equity.

I talked about our rich content library and the opportunity they afford to create new businesses that expand our audience and create value. The SIRIUS radio and Warner DVD announcements are examples of way we intend to put those assets to work to better serve our customers and create new points of entry. The interactivity of satellite radio will enable Martha and our other experts to answer questions and exchange ideas in more timely fashion. Our new DVD line will deliver deeper and more targeted information on a customer's particular area of interest, whether that be baking or gardening, planning a wedding, or even making Halloween costumes. Both deals reaffirm the demand for our how-to content and represent sound ways for us to monetize our brand and create value for the long-term.

I talked as well about the extraordinarily talented and creative employees assembled at MSO. The ASME awards and Emmy nominations only serve to reinforce that. Significant improvements in our operating results will take time, but a positive uptick in ad sales, a strong market for the

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new syndicated show, and the momentum created by our resent announcements lead us to believe we are seeing early signs of a recovery. At our flagship magazine, strong circulation and readership numbers, as well as Martha's unencumbered return, should lead to positive page growth in the second quarter in excess of 30% and add revenue growth exceeding this amount.

While we adopt all the customary cautions on forward-looking statements, we believe these early indicators signal a trend that will fully evidence itself in next year's results when we have the benefit of an entire year's worth of advertising commitments. Everyday Food continues to grow; hitting our internal targets, increasing advertising and circulation revenue, as well as more moderate subscriber acquisition costs should allow us to cut our investment loss significantly.

Work is well under way to prepare for MSO's return to television. Our new syndicated program will premier in September, and station demand has exceeded our expectations. With a new format and live studio audience that will allow for more interactivity, the show has already been cleared in approximately 90% of U.S. markets. We are very enthusiastic about advertising opportunities ahead of the upfront market in May, and expect to make a number of cross platform deals that leverage print, broadcast, online, and our new partnership, with SIRIUS.

In the merchandising business, the Martha Stewart Everyday garden and housewares lines have shown promising strength, while Soft Homes, particularly our five star sheets and towels, have been soft due to pending product resets. In May we will expand the Martha Stewart Everyday offerings to include our first line of ready-to-assemble furniture, as well as a new, five star bed and bath program.

Before I introduce Jim Follo, I would like to close with our balance sheet, which remains exceptionally strong with $147 million in cash and short-term investments. This financial strength allows us to manage the Company for the long-term and make investments in new sources of growth for our current and new brands, our existing library, and new content, all with the focus of creating long-term value. I look forward to sharing our progress on all these fronts in July.

Now, I will turn the call over to Jim Follo, who will give you more detail on our first quarter results and our outlook for the second quarter.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

Thank you, Susan. Let me begin by reviewing the highlights of our first quarter performance on a consolidated and segment-by-segment basis, before concluding with an outlook for the second quarter of 2005. Overall company revenues for the first quarter of 2005 were $38.7 million, compared to $44.5 million in the first quarter of 2004. Our operating loss in the quarter was $19.8 million, compared to an operating loss of $16.5 million in the prior year's quarter, and loss from operations before depreciation and amortization, and amortization of non-cash equity compensation in the quarter was $14.9 million, compared to loss of $13.4 million in the prior year's quarter.

A net loss for the 2004 quarter was $19.2 million, or $0.38 a share, compared to loss of $19.5 million, or $0.39 a share for the 2004 quarter. Our first quarter results are generally in line with previous guidance. Not included in our original guidance was an employee severance cost of approximately $1.6 million, or $0.03 a share. And finally, our full-time employee head count as of March 31st was 489, compared to 478 at year-end December 2004.

Now turning to publishing. Publishing segment revenues for the first quarter were $25.4 million, compared to $23.9 million in the prior year's quarter. The quarterly performance reflects the results of three issues of Martha Stewart Living magazine, three issues of Everyday Food, two special interest publications. In addition, we published two issues of Body + Soul. For comparison with the 2004 quarter, we published one less special interest publication and two issues of Body + Soul.

Publishing revenue in the quarter reflect the following. Advertising pages in Martha Stewart Living magazine decreased approximately 12% in the quarter to 185 pages, according to MIN, with revenue declining more moderately. Circulation revenue for Martha Stewart Living was essentially flat in the quarter. Revenues from Everyday Food increased approximately 20% on higher subscription and advertising revenue. Our subscription acquisition costs have also begun to moderate, resulting in improved year-over-year operating loss, and revenue from Body + Soul was $2.1 million in the quarter.

On the cross side, overall expenses in the segment increased $5.4 million. Excluding Body + Soul, costs would have risen a more modest $1.3 million, more than half of which is non-recurring severance charges. The remaining increase was largely due to increased marketing expenditures related to MSL, part of which relate to a change in the timing of certain direct mail campaigns. Operating loss in the first quarter for the segment was $8.7 million, compared to operating loss of $3.8 million in the 2004 quarter and OIDA was a loss to $7.7 million in the first quarter of 2005, compared to loss of $3.7 million in the first quarter of 2004.

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In television, revenues in the quarter were $0.8 million, compared to $4.2 million in the 2004 quarter. The revenue decrease is primarily due to the absence of our daily syndicated show, which stopped airing in syndication in mid-September 2004. Costs in the segment for the quarter were $3.0 million, compared to $6.1 million the 2004 quarter, as a result of lower production activity related to the syndicated show. The current quarter includes approximately $0.5 million dollars of non-recurring professional fees.

In the second quarter of 2005, we will begin to staff up the segment as we prepare top launch our new, daily syndicated show, although a certain portion of these expenses will be deferred from matching against future revenues. Operating loss was $2.3 million in the 2005 quarter, compared to operating loss of $1.9 million in the 2004 quarter. In merchandising, revenues were $9.4 million in the quarter, compared to $10.8 million in the prior year's quarter. The current year's quarter reflects royalty revenue from Kmart based upon actual product sales as well as $2.1 million representing the pro-rata portion of revenue resulting from annual minimum guaranteed revenue provisions in the agreement.

Overall, sales of Martha Stewart Everyday product at Kmart on a comp store, comp category basis, decreased 6.2% in the quarter, with weakness in Soft Home partially offset by strength in garden and housewares. Expenses in the segment were lower due to lower compensation related costs. Operating income was $5.8 million for the first quarter of 2005, compared it $6.5 million for the first quarter of 2004. OIDA was $6.1 million for the first quarter of 2005, compared to $6.7 million in the first quarter of 2004.

Internet direct commerce revenues in the first quarter were $3.1 million, compared to $5.6 million in the prior year's quarter. The results for the quarter reflect a final effort at liquidating our remaining product inventory. Accordingly, going forward, we will no longer be receiving revenues from product sales from the catalog for living. Future revenues will continue to include both advertising revenue and product sales from Martha's flowers products. Operating loss was $1.5 million for the first quarter of 2005, compared to $2.7 million for the first quarter of 2004, and OIDA loss was ($1.2) million for the first quarter of 2005, compared to ($2.4) million in the first quarter of 2004.

Going forward, we expect our losses to decline on a quarter-over-quarter basis throughout the remainder of year as we reduce our cost structure, principally in technology employment related costs, while we expect a level of advertising revenues to increase over current levels. Corporate expenses were $13.1 million for the first quarter of 2005, compared to $14.6 million in the first quarter of 2004. Corporate overhead before depreciation, amortization, and non-cash equity compensation was $9.9 million for the first quarter of 2005, compared to $12.0 million in the first quarter of 2004. The reduction was principally a result of lower professional fees incurred in the quarter. The increase in the amortization of non-cash equity compensation principally relates to the costs associated with new employee grants. And amortization of non-cash stock compensation was $3.2 million in the quarter, compared to $1.5 million in the first quarter of 2004. Significant components for the increase relate to the amortization of a resent employee grant, as well as employee severance up above $600,000.

I would now like to wrap up with a discussion of the outlook for the second quarter of 2005. For the second quarter, we expect revenues to approximate $42 to $44 million. Operating loss for the quarter is expected to approximate $31 million, including a non-cash charge of $15 million resulted from the expected vesting of one-third of an initial 2.5 million grant of warrants to Mark Burnett. The valuation of these warrants is based upon the share price on the date of vesting, and accordingly, it is difficult to project with precision. However, each $1 movement in our stock price impacts the valuation by approximately $800,000.

Other factors contributing to the quarterly results within each segment are as follows. For publishing, revenues are expected to approximate $30 million. OIDA losses are expected to be approximately ($4) to ($5) million. The quarterly results will reflect the following: higher advertising and circulation revenue from Martha Stewart Living magazine resulting from higher ad pages and subscription copies sold partially offset by higher subscription acquisition costs. Body + Soul revenues will approximate $2.5 million, and operating loss will approximate $1.5 million. We will continue to see revenue growth and reduction of losses in Everyday Food. Revenues will increase as a result of higher circulation and advertising revenues, while expenses will be lower as a result of lower subscription acquisition costs.

The publishing schedule for the second quarter of 2005 is as follows: three issues of Martha Stewart Living, three issues of Everyday Food, three issues of Weddings, one issue of Kids, and two issues the Body + Soul. Television revenues are expected to be less than $1 million, with an OIDA loss of approximately ($2.0) million. Merchandising revenues in the quarter are expected to approximate $10 million, with OIDA being approximately $6.0 to $6.5 million.

We expect Internet/Direct Commerce revenues to approximate $2 million for the quarter, and OIDA loss to approximate $1.0 million, and corporate expenses will approximate $10 million, including non-recurring costs of approximately $0.5 million. An amortization of non-cash equity compensation will approximate $3.0 million, excluding of impact of the vesting the warrant issued to Mark Burnett as previously discussed.

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This concludes the formal portion of our presentation. I would now like to turn the call over to the conference call operator for the question-and-answer portion of the session. Thank you.

OPERATOR

Thank you. [OPERATOR INSTRUCTIONS]. Our first question is coming from Dennis McAlpine from McAlpine Associates.

QUESTION AND ANSWER

DENNIS MCALPINE - MCALPINE ASSOCIATES - ANALYST

Thank you and good morning. Would you talk about what you anticipate you can do on the cross placement of advertising sales which you referred to in your comments? How big a factor is this apt to be going forward?

SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - CEO

It is a significant factor for us. What we have seen is that there is an enormous amount of interest, in the new syndicated show and a lot of interest in the ability to create programs that maximize the impact of an advertiser's message through different media. I believe we are the only company right now in this lifestyle arena that is able to do this kind of cross marketing, and it is a very valuable tool for us at this moment.

DENNIS MCALPINE - MCALPINE ASSOCIATES - ANALYST

And on Martha Stewart living, Jim, could you repeat about what you said about advertising and circ revenues for the second quarter?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

We are expecting advertising pages to be up approximately 30% and revenues to be up more than 30%. We are also expecting circulation revenue of Martha Stewart Living to increase year-over-year, principally on the strength of subscription growth in the quarter. We have seen very positive responses to direct mail campaigns over the last six months, and that will yield positive revenue growth in the second quarter from subscriptions.

DENNIS MCALPINE - MCALPINE ASSOCIATES - ANALYST

Does that foreshadow a prospective increase in rate base going forward at the end of the year?

SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - CEO

Yes, it does. We are anticipating a rate-based increase. I am not going to give you a definitive number right now, but we fully anticipate to raise the rate base in January.

DENNIS MCALPINE - MCALPINE ASSOCIATES - ANALYST

And do you look for a CPM increase on top of that?

SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - CEO


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Yes, we do.


DENNIS MCALPINE - MCALPINE ASSOCIATES - ANALYST

Thank you.


OPERATOR

[OPERATOR INSTRUCTIONS]. Our next question is coming from Douglas Arthur of Morgan Stanley.


DOUGLAS ARTHUR - MORGAN STANLEY DEAN WITTER - ANALYST

Susan, I am wondering if you can make any, sort of, 50,000 foot and above comment on any opportunities and discussions about Sears and expanding into the bigger -- the larger forming network there? And then Jim, on the cash position, how much of the -- how much was cash boosted in the quarter by the Kmart payment, and any comments as you invest in some of these new products where you think the net cash position goes as the year evolves? Thanks.

SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - CEO

I cannot really tell you very much more about the Sears relationship except that we are having ongoing discussions with them, and when we have something to report, we will do that.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

As far as the cash in the quarter, the amount received in the quarter from Kmart, which included both the quarterly earned royalties for the quarter ended January and a true-up of the amounts owed onto the minimum guaranteed provision, was $25 million. So our cash balance in the quarter reflects a $25 million receipt. That is not fully -- that is not really fully incremental because as I said, the regular quarterly payment came in the quarter as well. We also had some positive impact from some option exercises in the quarter, and that totaled about $6 million; both of those are reflected in the cash balance.

I think you also asked that where the cash balance goes from here. Difficult to project, I mean, obviously, we are expecting to have a loss in the second quarter, the fourth quarter. And we do see positive trends throughout the remainder of the year; difficult to quantify at this time. The fourth quarter, as you know, includes a very large non-cash revenue from the Kmart agreement, which we will see in early 2005. But I think it is safe to say we will likely be a net user of cash between now and the end of the year.

DOUGLAS ARTHUR - MORGAN STANLEY DEAN WITTER - ANALYST

And just as a follow-up on the ad page, ad revenue outlook for living in the second quarter, I guess, perhaps you're being conservative, but the loss guidance in publishing for the second quarter is -- notwithstanding all the investments you're making in the new product -- but it's a little surprising given the ramp up in ad revenue at the living magazine. I am not sure if there is anything that you can add to that. Any drill down on what categories in the living are coming back the fastest? Thanks.

SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - CEO

 Let me start with the last part of that. I think the categories where we are seeing the most activity are food, automotive, toiletries, household furnishings, computers; those are our key areas for us. I wanted to reinforce something that Jim said, because I saw from speculation this morning that we were driving page growth for second quarter with discounting, and that is absolutely not the case. We are not -- not -- discounting pages.

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The goal here is to increase page and revenue per page. And for second quarter, we are seeing higher net revenue per page. Remind me what your other question was? It was about --?

DOUGLAS ARTHUR - MORGAN STANLEY DEAN WITTER - ANALYST

Profitability.

SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - CEO

Okay. One thing I would say here is that there are some significant investments in circulation. This is not to meet our current rate base, but it is because we are seeing real strengths in our circulation, our direct mail at this moment, and see an opportunity to grow the rate base, organically, and at a level that we will be able to sustain for the long-term. So it is a valuable and investment for us, particularly as we see advertising coming back.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

And let me also add that the Body + Soul acquisition, which took place in August of last year, will contribute about, somewhere in the neighborhood of $1.5 million as a loss in the quarter. And to quantify what Susan is talking about, our direct mail -- direct acquisition costs for circulation in the quarter will be up, year-over-year, about $1 million.

DOUGLAS ARTHUR - MORGAN STANLEY DEAN WITTER - ANALYST

Great. Thank you.

OPERATOR

Thank you. Our next question is coming from Michael Meltz of Bear Stearns.

MICHAEL MELTZ - BEAR STEARNS & CO. - ANALYST

Hi. Can you tell us the DVD agreement with Warner? Is there a minimum payment there or is there some type of -- can you just discuss the revenue share you may have? And then, secondly, can you quantify the Everyday Food, the loss in Q1 and what you are expecting for '05? And then, thirdly, just given your point on discounting, can you just clarify what, in Q1, at the publishing group, what total ad revenue and circ revenue, what the performance was? And then the same for Martha Stewart magazine. I'm sorry for the several questions but --

SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - CEO

That is okay. I will just take the first one. There is a meaningful upfront payment from Warner Home Video, which is recoupable against sales, and a very significant royalty on that. This is a new category, really, for DVDs, but it is worth noting that every major home entertainment company bid for this business. So we have high hopes for it but this is really something we will be booking against sales.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

Michael, I think you asked some questions regarding Martha Stewart Living in the first quarter. Our circ revenue for Martha Stewart Living in the first quarter was essentially flat, year-over-year, and our ad revenue, reflecting slightly lower pages, was down about 7%.

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MICHAEL MELTZ - BEAR STEARNS & CO. - ANALYST

And for the group?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

The group. The consolidated group?

MICHAEL MELTZ - BEAR STEARNS & CO. - ANALYST

Yes.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

Give me a second. Overall, revenues were, obviously, for the quarter, were up reflecting Body + Soul acquisition. Our total circ revenue was up about 5%, and our ad revenue was up about 7%.

MICHAEL MELTZ - BEAR STEARNS & CO. - ANALYST

Okay. And Susan, getting back to your point on meaningful upfront payment, is that -- is that comparable to what you're expecting for SIRIUS on an annual basis or can you just quantify for us?

SUSAN LYNE - MARTHA STEWART LIVING OMNIMEDIA - CEO

No, it is not. And I think it is early for us. The upfront payment, as I said, is significant but it is not something that we will be booking immediately. It is really too early for us to anticipate what level of sales we will have. And I could -- if I gave you guidance on it, I could be erring on the upside or the downside. So it is a big opportunity for us. I think that we will be offering something that is not currently in the marketplace, and we do know that we have an avid and active audience and also have numerous media properties to be able to promote the new line. So we are going into this with the ability to create awareness for this new product line that should give us a big head start here.

MICHAEL MELTZ - BEAR STEARNS & CO. - ANALYST

Okay. And Everyday Food?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

I am sorry, the question on Everyday Food?

MICHAEL MELTZ - BEAR STEARNS & CO. - ANALYST

What was the loss in the first quarter?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

The loss in the first quarter.

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MICHAEL MELTZ - BEAR STEARNS & CO. - ANALYST

And what you are expecting for '05.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

The loss in the first quarter for Everyday Food was about $1 million.

MICHAEL MELTZ - BEAR STEARNS & CO. - ANALYST

And full - ?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

Full year, I would say slightly higher on a run rate basis than that.

MICHAEL MELTZ - BEAR STEARNS & CO. - ANALYST

So $4 to $5 million?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

I would say five. Five to six.

MICHAEL MELTZ - BEAR STEARNS & CO. - ANALYST

Okay. Thank you.

OPERATOR

Thank you. Our next question is coming from [Steve Gidumal] from Merrill Lynch.

UNIDENTIFIED PARTICIPANT

Hi. Actually, it is Steve Gidumal from Capital. I do not know how that happened. My question is in your capital -- in excess of par it went up by $18 million during the quarter, though your unamortized restricted stock loss went up by -- went down, I guess, by $8 million. Is that saying that there was $18 million of option exercise? You just said earlier that it was $6 million, so I am just trying to correlate those two numbers. I mean, was that a source -- I know the $6 million increase was a source of cash, but is it really -- was it 18 million? Could you just clarify that?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

The question you have, I mean, the option exercises has obviously had a reasonable impact on our capital access to par. The unamortized stock principally relates to a grant that took place January 1st, which is our annual grant to employees.


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UNIDENTIFIED PARTICIPANT

So that you take a hit when you granted, in a sense?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

Well, in the unamortized, it does.

UNIDENTIFIED PARTICIPANT

Okay.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

That is where it goes immediately upon grant and then it gets amortized in -- over time.

UNIDENTIFIED PARTICIPANT

Right. That makes sense to me. But the capital in excess of par going up $18 million, roughly $18 million, is that strictly because of the option exercise or is that -- how does one look at that?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

That is substantially driven by option exercises in the quarter.

UNIDENTIFIED PARTICIPANT

So that's -- is that -- so is that mostly cash or is that --?

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

Yes.

UNIDENTIFIED PARTICIPANT

So --

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

I am sorry; the total cash from option exercises was $6 million.

UNIDENTIFIED PARTICIPANT

Okay.


JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

Let me just -- just give me one second here.

UNIDENTIFIED PARTICIPANT

I am just trying to reconcile the capital in excess going up, versus the six, that is all.

JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA - CFO

The increase related -- $16 million of the increase related to issuances in connection with option exercises and with short bid stock. As far as the cash goes, I do not have the exact number, but the net cash of the company was $6 million. So the difference between the 6 and the 16 is the 10 million that went into the unamortized restricted stock line on our balance sheet.

UNIDENTIFIED PARTICIPANT

And was that a decrease to it or --?

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

Oh, it's a decrease to a -- it's a --

UNIDENTIFIED PARTICIPANT

Decrease it a negative number?

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

Yes. That is right.

UNIDENTIFIED PARTICIPANT

Okay. So it is a positive?

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

That is right.

UNIDENTIFIED PARTICIPANT

Okay. Okay. The thing about that, but I think the answer is clear, I just think about it. Okay. Then, in the projections that you gave us earlier, is there going to be, in fiscal '05, any revenue that will be attributed to the new "Apprentice" show, the "Martha Stewart Apprentice" show?

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

Minimal.

UNIDENTIFIED PARTICIPANT

Minimal. Okay. So there is not really that much direct revenue from the show?

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

That is correct.

UNIDENTIFIED PARTICIPANT

Okay.

SUSAN LYNE  - MARTHA STEWART LIVING OMNIMEDIA - CEO

Let me make clear that there will be revenue in '05 for the syndicated show. The syndicated show is the television programming we own. "The Apprentice" is a show we are looking at as an opportunity to create awareness for the brand our products and all we do, with an audience that may not watch daytime television and may not be familiar with our magazine. So it is a different proposition for us.

OPERATOR

Thank you. Our next question is coming from Gary McDaniel of Standard & Poors.

GARY MCDANIEL  - STANDARD & POORS - ANALYST

Hi. Good afternoon. Just a couple of questions on SIRIUS. I wonder if you could run down what the cost basis is going to be for that, and if we expect -- I think it was $4 to $5 million in EBITDA for 2005 -- if we expect those numbers to be similar going forward? And also, what the rationale is for doing a radio show when so much of the content is really visual in nature.

SUSAN LYNE  - MARTHA STEWART LIVING OMNIMEDIA - CEO

Okay. Let me take those ones at a time. The agreement with SIRIUS includes their covering the vast majority of our costs to produce this. Our responsibilities lie primarily in delivering our expert voices and personnel and our library product where it seems appropriate. So as I said, the EBITDA numbers we gave you are conservative estimates for us. Just covering the fact that we know that we will want to do a certain amount of development and make sure this product is great.

But, certainly, we do not expect increased costs in out years. The opportunity that I think radio provides for us is, well, they are numerous. One is that it is a very intimate medium and it is a medium people can access in their cars while they are doing other things. It is a way to extend the relationship we already have with our customers, and I think to reach people who may work, may have very hefty schedules but are still very interested in all the expert advice and home and lifestyle arenas that we have expertise in.

So it is a way for us to be able to do both inspirational and informational programming and even to get into some areas that we are not able to cover, except in minor ways, in our magazine. We've got limited pages there, but -- and our audience expects us to cover certain things, month-in, month-out. This gives us a way to be able to broaden the mix a little bit, and to, as I said, to introduce some new voices to the mix.

There are a lot of people at this company with phenomenal expertise in pet keeping, in collecting, in gardening, and many other arenas who our audience knows mainly by their bylines. And being able to develop some new voices, along with making Martha, herself, available on a much more intimate basis to our customers, we think is enormously valuable.

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

And just to clarify, the EBITDA number that Susan gave was 4 to 5, is an annual number. We'll be watching this thing, like in our third quarter, so that will be pro rated for part of the year in 2005, and in 2006 you should see a full year impact from that program.

GARY MCDANIEL  - STANDARD & POORS - ANALYST

Thank you.

OPERATOR

Thank you our next question is coming from [David Rosen of Graham and Dodd
Value].

DAVID ROSEN  - GRAHAM AND DODD VALUE - ANALYST

Good morning. Quick question on Kmart because we are not terribly familiar with the contract. We understand it goes to 2010. Is there any way if Kmart reduces its number of stores dramatically or anything that they can get away with not paying you the minimum payment, or are they obligated until the fruition of the contract?

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

The contract is our stated amount. There is no performance clause or store numbers or anything that would allow that contract to not be in full force until January 2010.

DAVID ROSEN  - GRAHAM AND DODD VALUE - ANALYST

Okay. Great. Thank you very much.

OPERATOR

Our final question is coming from Dennis McAlpine from McAlpine Associates.

DENNIS MCALPINE  - MCALPINE ASSOCIATES - ANALYST

Yes. Could you comment on what the overall advertising revenue is for Martha Stewart living Omnimedia, the company, and how that compares to last year? And then, lastly, on "The Apprentice", is it safe to say that if the number of episodes in that arc were reduced that that would have no impact on you, or minimal financial impact?

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

I am sorry; can you repeat the first question? You were asking a question about advertising revenue.

DENNIS MCALPINE  - MCALPINE ASSOCIATES - ANALYST

Yes. I was curious, as you go through the entire company, what is total advertising as either a dollar amount or a percentage amount and how that's changed?

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

Well, I would say our total ad revenue, relative to our publishing revenues, is somewhere around -- ad revenue, I would say, is about 40% of our total revenue in our publishing group.

DENNIS MCALPINE  - MCALPINE ASSOCIATES - ANALYST

How about overall?

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

Well, I mean, that's -- right now, I mean -- ad revenue is only in our publishing segment in the first quarter of this year. In the future, as we get into the fourth quarter, advertising will be a more relevant number in TV, which will get a meaningful percentage of their revenues from advertising. Our TV program will derive revenues from two sources: advertising revenue, which we will sell, and license fees, which were paid to us by the stations that carry the program. That number is a percentage -- advertising will grow as a percentage of our total revenue once we get into the fourth quarter.

DENNIS MCALPINE  - MCALPINE ASSOCIATES - ANALYST

Okay. And "The Apprentice" impact?

SUSAN LYNE  - MARTHA STEWART LIVING OMNIMEDIA - CEO

Could you explain what is it you are asking a little bit more?

DENNIS MCALPINE  - MCALPINE ASSOCIATES - ANALYST

Yeah, I am sorry. I think everybody is agreed that "The Apprentice" does not generate any hard revenues to Martha Stewart Living, the company. And, therefore, if the number of episodes in Martha Stewart living or the "Martha Stewart, The Apprentice" were reduced, that would have no impact on the company then?

SUSAN LYNE  - MARTHA STEWART LIVING OMNIMEDIA - CEO

That is correct.

JIM FOLLO  - MARTHA STEWART LIVING OMNIMEDIA - CFO

That is correct.

DENNIS MCALPINE - MCALPINE ASSOCIATES - ANALYST

Thank you.

OPERATOR

Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a great day. Thank you.